Exhibit 23.2

CONSENT OF INDEPENDENT VALUATION FIRM

As independent valuation consultants, Vantage Point Advisors, Inc. hereby consents to the use of the name Vantage Point Advisors, Inc. and to references to our report entitled “Statement of Financial Accounting Standards 142 – Goodwill and Other Intangible Assets” prepared for Patriot Scientific Corporation, or information contained therein, for inclusion in the Quarterly Report on Form 10-Q of Patriot Scientific Corporation for the quarter ended November 30, 2009.

/s/ Vantage Point Advisors, Inc.
San Diego, California
December 31, 2009